Exhibit 99

MAYVILLE ENGINEERING COMPANY ANNOUNCES

SECOND QUARTER 2023 RESULTS

MAYVILLE, Wis., August 1, 2023 -- Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end-markets, today announced results for the three months ended June 30, 2023.

SECOND QUARTER 2023 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $139.0 million, or +0.5% y/y
●	Net income of $1.6 million, or $0.08 per diluted share
●	Non-GAAP Adjusted Diluted EPS of $0.20
●	Adjusted EBITDA of $15.3 million, including a $1.4 million impact from Hazel Park facility ramp-up
●	Adjusted EBITDA margin of 11.0%, including a 100 bps impact from Hazel Park facility ramp-up

MANAGEMENT COMMENTARY

“Our second quarter results demonstrate favorable demand conditions across our key end markets, together with the early benefits of targeted price actions and improved asset optimization, consistent with our MBX value creation strategy,” stated Jag Reddy, President and Chief Executive Officer.  “Organic sales momentum across key customer accounts supported improved utilization across our network during the second quarter, resulting in 130 basis points of sequential EBITDA margin improvement.  Given current order rates and anticipated activity levels, we expect stable volume growth in the second half of 2023.”

“Our MBX strategy has positioned MEC to become an increasingly cash generative business,” continued Reddy.  “During the first half of the year, we’ve delivered more than $15 million in free cash flow excluding a one-time deferred compensation payout, positioning us to fund a combination of organic and inorganic growth investments, together with opportunistic, open market repurchases of our common equity.  As we look to the second half of the year, we are projecting improved plant utilization resulting in Adjusted EBITDA margin expansion relative to the first half of the year. In addition, we expect to generate $25 to $35 million in free cash flow for the remainder of the year and will prioritize deploying incremental free cash flow to repay debt, consistent with our long-term net leverage target of at or below 2.5x.

“In July, we closed on our acquisition of Mid-States Aluminum, providing us with a strategic entry point into high-value, light-weight materials fabrication, positioning MEC to grow our share-of-wallet with existing accounts, most notably in our commercial vehicle, powersports, and agriculture end markets, while building leading market positions within emerging, high potential industries requiring the full lifecycle of solutions we offer,” noted Reddy. “The integration is moving forward seamlessly, with both MEC and MSA teams collaborating to provide our combined customer base with a full life cycle of on-demand solutions that include design, engineering and custom fabrication.  We continue to expect that the MSA acquisition will contribute between $30 to $35 million of net sales and between $4 to $6 million in Adjusted EBITDA during the second half of 2023.”

“Today, we are increasing our full-year 2023 guidance, including partial-year contributions from the MSA acquisition,” concluded Reddy.  “Looking to the second half of the year, we anticipate year-over-year growth in demand across our powersports and military end-markets, partially offset by softer demand within our commercial vehicle and construction markets, consistent with our expectations entering the year.  On balance, we continue to focus on long-term value creation as we drive commercial growth in higher-value adjacent markets, further improve asset utilization and drive ratable margin expansion.”

PERFORMANCE SUMMARY

Net sales increased by 0.5% on a year-over-year basis in the second quarter 2023, driven by a combination of increased commercial vehicle, powersports and military sales volumes, partially offset by customer supply chain challenges affecting some of our customers, lower material price pass-throughs, and softening demand in our construction and small agriculture end markets.

Manufacturing margin was $16.1 million in the second quarter 2023, or 11.6% of net sales, versus $18.3 million, or 13.2% of net sales, in the prior year period.  The year-over-year decrease in manufacturing margin was driven by unabsorbed fixed costs associated with new project launches, a one-time field replacement claim, higher employee health insurance claims and lower scrap income.

Profit sharing, bonus and deferred compensation expense increased $1.5 million to $2.7 million in the second quarter of 2023. Other selling, general and administrative expenses were $7.4 million in the second quarter of 2023 as compared to $6.4 million for the same prior year period.  The increase in these expenses during the second quarter primarily reflect costs associated with acquisition of Mid-States Aluminum Corp. (“MSA”) and an increase in costs associated with our preparation to be Sarbanes-Oxley compliant in 2024.

Interest expense was $2.0 million in the second quarter 2023, compared to $0.8 million in the prior year period, due to higher interest rates and an increase in borrowings.

Net income for the second quarter of 2023 was $1.6 million, or $0.08 per diluted share, versus $5.9 million, or $0.29 per diluted share, in the prior-year period.  The $4.3 million year-over-year decline in net income in the second quarter of 2023 reflects a $1.6 million, or $0.07 per diluted share impact, from MSA transaction costs, debt extinguishment and a one-time field replacement claim.

MEC reported Adjusted EBITDA of $15.3 million in the second quarter 2023, or 11.0% of net sales, versus $18.2 million, or 13.1% of net sales, in the prior-year period.  Second quarter 2023 Adjusted EBITDA reflects $1.4 million of losses associated with the ramp-up of production at our Hazel Park facility. Excluding the impact of the ramp-up of the Hazel Park facility, Adjusted EBITDA margin would have been 12.0%.

Adjusted net income for the second quarter of 2023 was $4.1 million, or $0.20 per diluted share, versus $7.8 million, or $0.38 per diluted share, in the prior year period. The decrease in adjusted net income reflects a decrease in manufacturing margin associated with unabsorbed fixed costs from new project launches, higher employee health insurance claims and lower scrap income, along with higher interest expense.

Net cash provided by operations during the second quarter of 2023 was $0.2 million, compared to $16.1 million in the prior year period. Net cash provided by operations during the quarter reflects a $17.6 million use of cash associated with the payout of deferred compensation to a retired Company executive. Excluding the impact of the deferred compensation payment, net cash provided from operations would have been $17.8 million during the second quarter of 2023, an increase of 10.6% compared to the prior year period.

END-MARKET UPDATE

	Three Months Ended
	June 30,
	2023	2022
Commercial Vehicle	$56,075	$55,130
Construction & Access	26,522	29,388
Powersports	23,995	22,379
Agriculture	13,444	15,367
Military	8,910	5,363
Other	10,033	10,710
Net Sales	$138,980	$138,337

Commercial Vehicles

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEM) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the commercial vehicle market were $56.1 million in the second quarter of 2023, an increase of 1.7% versus the prior-year period. The increase in sales was primarily the result of volume increases and strengthened end market demand due to an 11% year-over-year increase in the class 8 commercial vehicle build schedule, partially offset by continued customer supply chain delays.

Construction & Access

MEC manufactures thousands of parts for the construction & access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the construction & access market were $26.5 million in the second quarter 2023, a decrease of 9.8% versus the prior-year period. The decrease in sales was primarily driven by decelerating residential construction demand and customer supply chain constraints.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for the marine propulsion, all-terrain vehicles (ATV), multi-utility vehicles (MUV) and motorcycle markets.  MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/MUV racks, cowl assemblies and vehicle frames.

Net sales to the powersports market were $24.0 million in the second quarter of 2023, an increase of 7.2% versus the prior-year period. The increase in sales was the result of an increase in volumes from new project wins and share gains from both new and existing customers.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing thousands of parts including fenders, hoods, supports, frames, platforms, frame structures, doors, and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the agriculture market were $13.4 million during the second quarter of 2023, a decrease of 12.5% versus the prior-year period. The decrease in sales was driven mostly by a decline in small-ag and turf equipment demand.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems, and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the military market were $8.9 million in the second quarter of 2023, an increase of 66.2% versus the prior-year period. Contributions from new programs, new vehicle introductions and demand associated with the conflict in Ukraine, contributed to the year-over-year sales growth.

Other

MEC also produces a wide variety of components and assemblies for customers in the power generation, industrial equipment, mining, forestry, communications, and medical markets.

Net sales to other end markets for the second quarter of 2023 were $10.0 million, a decrease of 6.3% year-over-year. Sales in this market primarily relate to MEC Outdoors, tooling, and additional miscellaneous markets.

STRATEGIC UPDATE

During the second quarter, MEC continued the rigorous implementation of its MEC Business Excellence (MBX) initiative, a value-creation framework designed to drive sustained operational and commercial excellence execution across all aspects of the organization.  Upon full implementation, MEC expects MBX to drive improved margin capture, free cash generation and profitability over a multi-year period.

●	Drive a High-Performance Culture. The Company is focused on effectuating cultural change across its organization by implementing performance-based metrics, daily lean management and other process-oriented strategies. Through these efforts, the Company intends to create a high-performance culture capable of driving improved performance, asset utilization and cost optimization. During the second quarter, the Company continued to drive the implementation and alignment of processes and best-practices across the enterprise to drive strategic execution.
●	Drive Operational Excellence. The Company is focused on leveraging technologies and capabilities to increase productivity and reduce costs across the value chain. The Company intends to achieve this objective through the implementation of lean initiatives such as value stream mapping, sales, inventory, and operations planning (SIOP), and further optimization of its supply chain and procurement strategies. During the second quarter, the Company held a number of kaizen events to drive continuous improvement in plant operations.
●	Drive Commercial Expansion. The Company is focused on driving commercial growth through an integrated, solutions-oriented approach that leverages its full suite of design, prototyping, and aftermarket services; an expansion of its fabrication capabilities beyond steel, with an emphasis on lightweight aluminum, plastics and composites; diversification within high-growth energy transition markets; further market penetration within existing end-markets; and the implementation of value-based pricing. During the second quarter, the Company executed on this strategy with the acquisition of MSA, a market-leading fabricator of aluminum extrusions for total consideration of $96 million. Through the MSA acquisition, MEC will be able capitalize on revenue synergies within its existing legacy customer base and is now positioned to grow organically by pursuing demand for light-weight aluminum products in high-growth EV and energy transition markets.
●	Drive Human Resource Optimization. The Company remains focused on the recruitment and retention of skilled, experienced employees to support the growth of its business. This component of the MBX value creation framework is designed to provide competitive, performance-based incentives; develop high-potential candidates for internal development and advancement; ensure business continuity through multi-tiered succession planning; and to ensure a stable recruiting pipeline.

BALANCE SHEET UPDATE

At June 30, 2023, MEC had net debt outstanding of $89.7 million and total cash and availability on its senior secured revolving credit facility of $223.31 million. The Company’s total debt outstanding as of June 30, 2023 reflects borrowings during the quarter of $96.3 million primarily associated with $90.0 million of funds held in escrow as of the end of the current period to be used for the acquisition of MSA, which was completed on July 1, 2023. At the end of the second quarter, the ratio of net debt to trailing twelve-month Adjusted EBITDA was 1.61x.

FINANCIAL GUIDANCE

The Company increased financial guidance for the full year 2023.  All guidance is current as of the time provided and is subject to change.

	FY 2022	1H 2023	2H 2023	FY 2023
(in Millions)	Actual	Actual	Forecast	Forecast
Net Sales	$539.4	$281.6	$298 - $328	$580 - $610
Adjusted EBITDA	$60.8	$29.1	$37 - $42	$66 - $71
Capital Expenditures	$58.6	$6.3	$9 - $14	$15 - $20

The Company has increased its 2023 guidance to reflect its current view of the remainder of the year and to reflect the MSA acquisition. The increased guidance now reflects an expected $30 to $35 million of incremental net sales and $4 to $6 million of incremental Adjusted EBITDA associated with the MSA acquisition. The Company currently expects Net Sales and Adjusted EBITDA margin in the second half of the year will be favorably impacted by improved plant utilization, relative to the first half of the year. In addition, the Company continues to expect net sales for 2023 to reflect raw material pass-through costs of between negative 4% to negative 5% of total net sales for the year, as compared to positive 5% of net sales for the full year 2022. The Company’s Adjusted EBITDA guidance reflects scrap income of between $10 million and $12 million, compared to $13 million in the full year 2022. The guidance for full year 2023 Adjusted EBITDA also reflects $3 million to $5 million of under-absorbed overhead costs associated with the ramp-up of production at the Company’s Hazel Park, Michigan manufacturing facility. The Company expects the unfavorable impact from the ramp-up of production at Hazel Park to be partially offset by a 40 to 70 basis point improvement in manufacturing margins resulting from the MBX initiatives, which will directly benefit Adjusted EBITDA.

SECOND QUARTER 2023 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, August 2, 2023 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (833) 470-1428 within the United States, or call (833) 950-0062 within Canada and please use the Access Code: 925615.

FORWARD-LOOKING STATEMENTS

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to:

1 This amount is reduced to approximately $45.4 million after taking into account the $177.9 million of outstanding borrowings under the credit facility as of June 30, 2023.

macroeconomic conditions, including inflation, rising interest rates and recessionary concerns, as well as ongoing supply chain challenges, labor availability and cost pressures, and the COVID-19 pandemic, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; geopolitical and economic developments, including foreign trade relations and associated tariffs; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2022. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, Mayville Engineering Company (MEC) is a leading U.S.-based, vertically-integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, aluminum extrusion, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 22 facilities across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly, and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income and Diluted EPS.

EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation, MSA acquisition related costs, loss on debt extinguishment, field replacement claim, Hazel Park transition and legal costs due to the former fitness customer and impairment charges on long-lived assets and gain on contracts specifically purchased to meet obligations under the agreement with our former fitness customer. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. Adjusted Net Income and Diluted EPS represent net income before the aforementioned Adjusted EBITDA addback items which do not reflect our core operating performance. We present Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income and Diluted EPS as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures may not be comparable to the similarly named measures reported by other companies and have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA, Adjusted Net Income and Diluted EPS and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

(unaudited)

	June 30,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$90,125	$127
Receivables, net of allowances for doubtful accounts of $551 at June 30, 2023 and $545 at December 31, 2022	69,066	58,001
Inventories, net	66,828	71,708
Tooling in progress	7,827	7,938
Prepaid expenses and other current assets	4,360	3,529
Total current assets	238,206	141,303
Property, plant and equipment, net	141,326	145,771
Assets held for sale	81	83
Goodwill	71,535	71,535
Intangible assets, net	40,333	43,809
Operating lease assets	33,929	36,073
Other long-term assets	3,192	2,007
Total assets	$528,602	$440,581
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$52,354	$53,735
Current portion of operating lease obligation	5,017	4,857
Accrued liabilities:
Salaries, wages, and payroll taxes	8,229	7,288
Profit sharing and bonus	1,499	6,860
Current portion of deferred compensation	273	18,062
Other current liabilities	11,333	11,646
Total current liabilities	78,705	102,448
Bank revolving credit notes	177,943	72,236
Operating lease obligation, less current maturities	29,745	31,891
Deferred compensation, less current portion	3,446	3,132
Deferred income tax liability	12,710	11,818
Other long-term liabilities	684	1,189
Total liabilities	$303,233	$222,714
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 21,829,453 shares issued at June 30, 2023 and 21,645,193 at December 31, 2022	—	—
Additional paid-in-capital	203,423	200,945
Retained earnings	30,459	26,274
Treasury shares at cost, 1,458,655 shares at June 30, 2023 and 1,472,447 at December 31, 2022	(8,513)	(9,352)
Total shareholders’ equity	225,369	217,867
Total	$528,602	$440,581

Mayville Engineering Company, Inc.

Consolidated Statement of Net Income

(in thousands, except share amounts and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net sales	$138,980	$138,337	$281,626	$274,589
Cost of sales	122,885	120,079	249,154	241,449
Amortization of intangible assets	1,738	1,738	3,476	3,476
Profit sharing, bonuses, and deferred compensation	2,688	1,208	5,690	3,755
Employee stock ownership plan expense	—	1,330	—	1,820
Other selling, general and administrative expenses	7,396	6,396	14,363	12,121
Impairment of long-lived assets and gain on contracts	—	(906)	—	(2,089)
Income from operations	4,273	8,492	8,943	14,057
Interest expense	(1,968)	(765)	(3,626)	(1,332)
Loss on extinguishment of debt	(216)	—	(216)	—
Income before taxes	2,089	7,727	5,101	12,725
Income tax expense	475	1,798	916	2,974
Net income and comprehensive income	$1,614	$5,929	$4,185	$9,751

Earnings per share:
Basic	$0.08	$0.29	$0.21	$0.48
Diluted	$0.08	$0.29	$0.20	$0.47

Weighted average shares outstanding:
Basic	20,494,437	20,581,945	20,405,383	20,490,944
Diluted	20,827,728	20,650,551	20,789,175	20,807,677

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,185	$9,751
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	12,415	10,975
Amortization	3,476	3,476
Allowance for doubtful accounts	6	168
Inventory excess and obsolescence reserve	41	87
Stock-based compensation expense	2,420	2,714
Gain on disposal of property, plant and equipment	(135)	(625)
Impairment of long-lived assets and gain on contracts	—	(2,089)
Deferred compensation	(17,475)	(4,637)
Loss on extinguishment of debt	216	—
Non-cash lease expense	2,144	2,482
Other non-cash adjustments	184	176
Changes in operating assets and liabilities:
Accounts receivable	(11,071)	(15,973)
Inventories	4,839	(4,033)
Tooling in progress	111	(1,367)
Prepaids and other current assets	(897)	(1,561)
Accounts payable	(3,061)	9,275
Deferred income taxes	638	2,504
Operating lease obligations	(1,986)	(2,270)
Accrued liabilities	(1,915)	6,631
Net cash provided by (used in) operating activities	(5,865)	15,684
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(6,320)	(26,351)
Proceeds from sale of property, plant and equipment	153	5,228
Net cash used in investing activities	(6,167)	(21,123)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	347,324	218,867
Payments on bank revolving credit notes	(241,618)	(210,414)
Repayments of other long-term debt	(575)	(547)
Payments of financing costs	(1,248)	—
Purchase of treasury stock	(1,661)	(2,323)
Payments on finance leases	(192)	(157)
Net cash provided by financing activities	102,030	5,426
Net increase (decrease) in cash and cash equivalents	89,998	(13)
Cash and cash equivalents at beginning of period	127	118
Cash and cash equivalents at end of period	$90,125	$105

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income and comprehensive income	$1,614	$5,929	$4,185	$9,751
Interest expense	1,968	765	3,626	1,332
Provision for income taxes	475	1,798	916	2,974
Depreciation and amortization	8,011	7,245	15,891	14,451
EBITDA	12,068	15,737	24,618	28,508
Loss on extinguishment of debt	216	—	216	—
MSA acquisition related costs	899	—	899	—
Stock-based compensation expense	1,354	1,456	2,420	2,714
Field replacement claim	490	—	490	—
Hazel Park transition and legal costs due to former fitness customer	272	1,889	495	3,816
Impairment of long-lived assets and gain on contracts	—	(906)	—	(2,089)
Adjusted EBITDA	$15,299	$18,176	$29,138	$32,949
Net sales	$138,980	$138,337	$281,626	$274,589
EBITDA Margin	8.7%	11.4%	8.7%	10.4%
Adjusted EBITDA Margin	11.0%	13.1%	10.3%	12.0%

Mayville Engineering Company, Inc.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Diluted EPS

(in thousands, except share amounts and per share data)

(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2023		2022		2023		2022
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
Net income and comprehensive income	$1,614	$0.08	$5,929	$0.29	$4,185	$0.20	$9,751	$0.47
Loss on extinguishment of debt	216	0.01	—	—	216	0.01	—	—
MSA acquisition related costs	899	0.04	—	—	899	0.04	—	—
Stock-based compensation expense	1,354	0.07	1,456	0.07	2,420	0.12	2,714	0.13
Field replacement claim	490	0.02	—	—	490	0.02	—	—
Hazel Park transition and legal costs due to former fitness customer	272	0.01	1,889	0.09	495	0.02	3,816	0.18
Impairment of long-lived assets and gain on contracts	—	—	(906)	(0.04)	—	—	(2,089)	(0.10)
Tax effect of above adjustments	(783)	(0.04)	(579)	(0.03)	(1,095)	(0.05)	(1,054)	(0.05)
Adjusted net income and comprehensive income	$4,062	$0.20	$7,789	$0.38	$7,610	$0.37	$13,138	$0.63